Exhibit 99.1
Hiland Reports Fourth Quarter and Full-Year 2008 Results
Enid, Oklahoma — March 5, 2009 — The Hiland companies, Hiland Partners, LP (NASDAQ: HLND) and Hiland Holdings GP, LP (NASDAQ: HPGP) today announced results for the fourth quarter and full-year 2008.
Hiland Partners, LP Financial Results
Hiland Partners, LP reported net income for the three months ended December 31, 2008 of $3.0 million compared to net income of $2.9 million for the three months ended December 31, 2007. Net income per limited partner unit-basic for the fourth quarter of 2008 was $0.32 per unit compared to net income of $0.14 per unit in the corresponding quarter in 2007. Weighted average limited partner units outstanding were 9.3 million units for the three months ended December 31, 2008 and December 31, 2007.
Adjusted EBITDA (adjusted EBITDA is defined as net income plus interest expense, provisions for income taxes, and depreciation, amortization and accretion expense, and adjusted for significant non-cash and non-recurring items) for the three months ended December 31, 2008 was $13.8 million compared to $15.8 million for the three months ended December 31, 2007, a decrease of 13%. The decrease in adjusted EBITDA is primarily attributable to significantly lower average realized natural gas and natural gas liquids sales prices, lower gross processing spreads, and higher operations and maintenance expense partially offset by record quarterly inlet natural gas volumes which increased 20% over the corresponding quarter in 2007. The increase in inlet natural gas volumes was primarily attributable to volume growth at the Woodford Shale and Badlands gathering systems. A reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release. Total segment margin for the three months ended December 31, 2008 was $27.3 million compared to $24.8 million for the three months ended December 31, 2007, an increase of 10%. The increase in total segment margin is primarily attributable to an unrealized gain of approximately $3.2 million related to a non-qualifying mark-to-market cash flow hedge for forecasted natural gas sales in 2010 and volume growth at the Woodford Shale and Badlands gathering systems partially offset by significantly lower average realized natural gas and natural gas liquids sales prices. A reconciliation of total segment margin, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.
For the year ended December 31, 2008, Hiland Partners, LP reported net income of $20.4 million compared to net income of $10.8 million for the year ended December 31, 2007. Net income per limited partner unit-basic for the year ended December 31, 2008 was $1.49 per unit compared to net income of $0.67 per unit for the year ended December 31, 2007. Weighted average limited partner units outstanding were 9.3 million units for the year ended December 31, 2008 and December 31, 2007.
Adjusted EBITDA for the year ended December 31, 2008 was $67.0 million compared to $53.0 million for the year ended December 31, 2007, an increase of 27%. Total segment margin for the year ended December 31, 2008 was $111.4 million compared to $82.8 million for the year ended December 31, 2007, an increase of 34%. The increases in adjusted EBITDA and total segment margin are primarily attributable to favorable gross processing spreads, higher average realized natural gas and natural gas liquids sales prices, and record annual inlet natural gas volumes which increased 17% over 2007. The increase in inlet natural gas volumes was primarily attributable to volume growth at the Woodford Shale gathering system which commenced operation in April 2007 and volume growth at the expanded Badlands gathering system, including the processing and nitrogen rejection plants and other treating facilities, which commenced operations in August 2007. The increases in adjusted EBITDA and total segment margin were offset by approximately $2.3 million as a result of the Badlands nitrogen rejection plant being temporarily taken out of service due to equipment failure in the first quarter of 2008. In addition, the increase in adjusted EBITDA was also partially offset by increases in operations and maintenance and general and administrative expenses. The increase in total segment margin was also attributable to an unrealized gain of approximately $6.7 million related to a non-qualifying mark-to-market cash flow hedge for forecasted natural gas sales in 2010.
The Partnership reported distributable cash flow (“DCF”) of $8.6 million for the three months ended December 31, 2008, compared to $10.9 million for the three months ended December 31, 2007, a decrease of 21%. As a Master Limited Partnership, cash distributions to limited partners are largely determined based on DCF. A reconciliation of DCF, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

On January 26, 2009, Hiland Partners, LP announced a cash distribution for the fourth quarter of 2008. The declared quarterly distributions on Hiland Partners, LP’s common and subordinated units were $0.45 per unit (an annualized rate of $1.80 per unit, the Partnership’s minimum quarterly distribution). This represents a $0.43 decrease over the prior quarter.
In making its distribution decision, the Partnership’s Board of Directors considered the impact of lower commodity prices on cash flow for the fourth quarter of 2008 and on the outlook for future projected cash flow. The Board of Directors also considered future required levels of capital expenditures and the level of the Partnership’s outstanding indebtedness under its senior secured revolving credit facility relative to such projections. If commodity prices do not significantly improve above the current forward prices for 2009, the Partnership may be in violation of the maximum consolidated funded debt to EBITDA ratio contained in the Partnership’s senior secured revolving credit facility as early as the end of the second quarter of 2009, unless the ratio is amended, the Partnership’s debt is restructured or the Partnership receives an infusion of equity capital.
On January 15, 2009, the board of directors of the general partner of each of Hiland Partners and Hiland Holdings received a proposal from Harold Hamm to acquire all of the outstanding common units of each of Hiland Partners and Hiland Holdings that are not owned by Mr. Hamm, his affiliates or the Hamm family trusts. Consummation of each transaction is conditioned upon the consummation of the other. The proposals contemplate a merger of each of Hiland Partners and Hiland Holdings with a separate new acquisition vehicle to be formed by Mr. Hamm and the Hamm family trusts. Under the terms proposed by Mr. Hamm, Hiland Partners unitholders would receive $9.50 in cash per common unit and Hiland Holdings unitholders would receive $3.20 in cash per common unit. Mr. Hamm is the Chairman of the board of directors of the general partner of each of Hiland Partners and Hiland Holdings. Mr. Hamm, either individually or together with his affiliates or the Hamm family trusts, beneficially owns 100% of Hiland Partners GP Holdings, LLC, the general partner of Hiland Holdings, and approximately 61% of the outstanding common units of Hiland Holdings. Hiland Holdings owns 100% of Hiland Partners’ general partner and approximately 37% of Hiland Partners’ outstanding common units.
It is anticipated that the conflicts committee of the board of directors of the general partner of each of Hiland Partners and Hiland Holdings will consider the proposals. In reviewing the proposals, each conflicts committee has retained its own financial advisers and legal counsel to assist in its work. The board of directors of the general partner of each of Hiland Partners and Hiland Holdings caution the unitholders of Hiland Partners and Hiland Holdings respectively, and others considering trading in the securities of Hiland Partners and Hiland Holdings, that each conflicts committee of the board of directors is reviewing its respective proposal and no decisions have been made by either conflicts committee of either board of directors with respect to the response of either Hiland Partners or Hiland Holdings to the proposals. There can be no assurance that any agreement will be executed or that any transaction will be approved or consummated.
Hiland Holdings GP, LP Financial Results
Hiland Holdings GP, LP reported net income for the three months ended December 31, 2008 of $0.8 million ($0.03 per limited partner unit-basic) compared to net income of $1.5 million ($0.08 per limited partner unit-basic) for the three months ended December 31, 2007. Weighted average limited partner units outstanding were 21.6 million for the three months ended December 31, 2008 and December 31, 2007. Net income before minority interest was $2.3 million in the three months ended December 31, 2008 compared to net income before minority interest of $2.1 million in the three months ended December 31, 2007.
For the year ended December 31, 2008, Hiland Holdings GP, LP reported net income of $11.7 million ($0.54 per limited partner unit-basic) compared to net income of $5.2 million ($0.24 per limited partner unit-basic) for the year ended December 31, 2007. Weighted average limited partner units outstanding were 21.6 million for the year ended December 31, 2008 and December 31, 2007. Net income before minority interest was $17.6 million in the year ended December 31, 2008 compared to net income before minority interest of $7.8 million in the year ended December 31, 2007.
Hiland Holdings GP, LP’s share of distributions from Hiland Partners, LP, including distributions on its 2,321,471 common units, its 3,060,000 subordinated units, its two percent general partner interest, and the incentive distributions rights, was approximately $2.5 million for the fourth quarter of 2008 compared to $6.0 million for the fourth quarter of 2007, a decrease of $3.4 million or 58%. On January 26, 2009, Hiland Holdings GP, LP announced a cash distribution for the fourth quarter of 2008. The declared quarterly distributions on the Partnership’s units were $0.10 per unit (an annualized rate of $0.40 per unit). This represents a $0.2175 decrease over the prior quarter.

“The fourth quarter of 2008 was marked by the deepening global economic crisis and a steep decline in commodity prices. Despite record inlet natural gas volumes, our cash flow for the fourth quarter of 2008 was adversely affected by the sharp deterioration in commodity prices and the resulting impact on natural gas processing margins,” said Joseph L. Griffin, Hiland’s President and Chief Executive Officer. “During 2009, Hiland will continue to monitor commodity prices, system inlet natural gas volumes, discretionary capital expenditures, upstream capital expenditures in our service territories and their potential impact on our cash flow and debt covenants,” continued Griffin.
Conference Call Information
Hiland has scheduled a conference call for 10:00 am Central Time, Friday, March 6, 2009, to discuss the fourth quarter and full-year 2008 results. To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet at www.hilandpartners.com, on the “Investor Relations” section of the Partnership’s website.
During this conference call, Hiland management will only address the fourth quarter and full-year 2008 results and will not address the “Going Private” proposals submitted to the Boards of Directors of both Hiland entities on January 15, 2009 by Harold Hamm. For information regarding these proposals please review our press release dated January 15, 2009 which is available on the Internet at www.hilandpartners.com on the “Investor Relations” section of the Partnership’s website.
Use of Non-GAAP Financial Measures
This press release and the accompanying schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, adjusted EBITDA, total segment margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.
About the Hiland Companies
Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations. The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fourteen natural gas gathering systems with approximately 2,111 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. The Partnership’s compression assets consist of two air compression facilities and a water injection plant.
Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations
Hiland Partners, LP
(580) 242-6040
— tables to follow —

Other Financial and Operating Data
Hiland Partners, LP — Results of Operations
Set forth in the table below is financial and operating data for Hiland Partners, LP.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)

Total Segment Margin Data:
Midstream revenues	$64,122	$81,533	$383,180	$273,224
Midstream purchases	38,014	57,892	276,600	195,212

Midstream segment margin	26,108	23,641	106,580	78,012
Compression revenues (A)	1,204	1,204	4,819	4,819

Total segment margin	$27,312	$24,845	$111,399	$82,831

Summary of Operations Data:
Midstream revenues	$64,122	$81,533	$383,180	$273,224
Compression revenues	1,204	1,204	4,819	4,819

Total revenues	65,326	82,737	387,999	278,043

Midstream purchases (exclusive of items shown separately below)	38,014	57,892	276,600	195,212
Operations and maintenance	8,325	7,171	30,526	23,279
Depreciation, amortization and accretion	9,850	8,493	37,502	29,855
Bad debt	—	—	304	—
General and administrative	2,330	2,479	8,753	7,587

Total operating costs and expenses	58,519	76,035	353,685	255,933

Operating income	6,807	6,702	34,314	22,110
Other income (expense)	(3,820)	(3,831)	(13,867)	(11,326)

Net income	$2,987	$2,871	$20,447	$10,784

Maintenance capital expenditures	$1,313	$914	$5,994	$3,423
Expansion capital expenditures	19,010	16,721	52,275	87,530

Total capital expenditures	$20,323	$17,635	$58,269	$90,953

Operating Data:
Inlet natural gas (Mcf/d)	275,222	229,608	252,670	215,551
Natural gas sales (MMBtu/d)	94,769	85,872	90,910	80,731
NGL sales (Bbls/d)	6,386	5,754	5,920	4,696
Average realized natural gas sales price ($/MMBtu)	$4.17	$5.66	$7.00	$5.75
Average realized NGL sales price ($/gallon)	$0.78	$1.43	$1.33	$1.18

	December 31,
	2008	2007
	(in thousands)
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$345,855	$319,320
Total assets	$426,139	$410,473
Long-term debt, net of current maturities	$256,466	$226,104
Net equity	$133,156	$139,167

A)	Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

Reconciliation of total segment margin to operating income:

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income
Operating income	$6,807	$6,702	$34,314	$22,110
Add:
Operations and maintenance expenses	8,325	7,171	30,526	23,279
Depreciation, amortization and accretion	9,850	8,493	37,502	29,855
Bad debt expense	—	—	304	—
General and administrative expenses	2,330	2,479	8,753	7,587

Total segment margin	$27,312	$24,845	$111,399	$82,831

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations because it is directly related to our volumes and commodity price changes. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and the cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment. Our total segment margin may not be comparable to similarly titled measures of other entities, as other entities may not calculate total segment margin in the same manner we do.
Reconciliation of Adjusted EBITDA to net income:

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of adjusted EBITDA to Net Income
Net income	$2,987	$2,871	$20,447	$10,784
Add:
Depreciation, amortization and accretion	9,850	8,493	37,502	29,855
Amortization of deferred loan costs	148	120	574	410
Interest expense	3,751	3,827	13,639	11,346

EBITDA	$16,736	$15,311	72,162	52,395
Add:
Non-cash unrealized loss (gain) on derivatives	(3,296)	137	(6,981)	(373)
Non-cash unit-based compensation expense	379	361	1,538	951
Bad debt expense	—	—	304	—

Adjusted EBITDA	$13,819	$15,809	$67,023	$52,973

We define EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility. EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.
We define adjusted EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense, adjusted for significant non-cash and non-recurring items. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility. Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP. Our adjusted EBITDA may not be comparable to adjusted EBITDA of similarly titled measures of other entities, as other entities may not calculate adjusted EBITDA in the same manner as we do.
Reconciliation of distributable cash flow to net income:

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Distributable Cash Flow to Net Income
Net income	$2,987	$2,871	$20,447	$10,784
Add:
Depreciation, amortization and accretion	9,850	8,493	37,502	29,855
Amortization of deferred loan costs	148	120	574	410
Interest expense	3,751	3,827	13,639	11,346

EBITDA	$16,736	$15,311	72,162	52,395
Add:
Non-cash unrealized loss (gain) on derivatives	(3,296)	137	(6,981)	(373)
Non-cash unit-based compensation expense	379	361	1,538	951
Bad debt expense	—	—	304	—

Adjusted EBITDA	$13,819	$15,809	$67,023	$52,973
Less:
Cash interest expense	3,723	3,862	13,430	11,332
Maintenance capital expenditures	1,313	914	5,994	3,423
Payments on capital lease obligations	165	118	534	296
Bad debt expense	—	—	304	—

Distributable cash flow	$8,618	$10,915	$46,761	$37,922

We view distributable cash flow, a non-GAAP financial measure, as an important performance measure used by senior management to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. The financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders. The GAAP financial measure most directly comparable to distributable cash flow is net income. Our distributable cash flow may not be comparable to similarly titled measures of other entities, as other entities may not calculate distributable cash flow in the same manner we do.

Other Financial and Operating Data
Hiland Holdings GP, LP — Results of Operations
Set forth in the table below is financial and operating data for Hiland Holdings GP, LP.

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Total Segment Margin Data:

Midstream revenues	$64,122	$81,533	$383,180	$273,224
Midstream purchases	38,014	57,892	276,600	195,212

Midstream segment margin	26,108	23,641	106,580	78,012
Compression revenues (A)	1,204	1,204	4,819	4,819

Total segment margin (B)	$27,312	$24,845	$111,399	$82,831

Summary of Operations Data:
Midstream revenues	$64,122	$81,533	$383,180	$273,224
Compression revenues	1,204	1,204	4,819	4,819

Total revenues	65,326	82,737	387,999	278,043

Midstream purchases (exclusive of items shown separately below)	38,014	57,892	276,600	195,212
Operations and maintenance	8,325	7,171	30,526	23,279
Depreciation, amortization and accretion	10,137	8,780	38,650	31,002
Bad debt	—	—	304	—
General and administrative	2,722	2,938	10,337	9,321

Total operating costs and expenses	59,198	76,781	356,417	258,814

Operating income	6,128	5,956	31,582	19,229
Other income (expense)	(3,848)	(3,855)	(13,980)	(11,425)

Income before minority interest in income of Hiland Partners, LP	2,280	2,101	17,602	7,804
Minority interest in income of Hiland Partners, LP	(1,500)	(558)	(5,902)	(2,638)

Net income	$780	$1,543	$11,700	$5,166

	December 31,
	2008	2007
	(in thousands)
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$349,159	$323,073
Total assets	$435,560	$420,286
Long-term debt, net of current maturities	$256,466	$226,459
Minority interests	$125,851	$126,409
Net equity	$15,497	$22,135

(A)	Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(B)	Reconciliation of total segment margin to operating income:

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income
Operating income	$6,128	$5,956	$31,582	$19,229
Add:
Operations and maintenance expenses	8,325	7,171	30,526	23,279
Depreciation, amortization and accretion	10,137	8,780	38,650	31,002
Bad debt expense	—	—	304	—
General and administrative expenses	2,722	2,938	10,337	9,321

Total segment margin	$27,312	$24,845	$111,399	$82,831

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations because it is directly related to our volumes and commodity price changes. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment. Our total segment margin may not be comparable to similarly titled measures of other entities, as other entities may not calculate total segment margin in the same manner we do.